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          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
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                          ENVIRODYNE INDUSTRIES, INC.
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                (Name of Registrant as Specified in its Charter)

                               ZAPATA CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                              [Zapata Letterhead]

               ZAPATA CORPORATION ANNOUNCES $640 MILLION PROPOSAL
                     TO ACQUIRE ENVIRODYNE INDUSTRIES, INC.


                 Houston, Texas -- May 14, 1997 -- Zapata Corporation (NYSE:
ZAP) announced today that it has proposed a transaction to acquire all of the common stock of Envirodyne Industries, Inc. (NASDAQ: EDYN) for $8 per share, a 32% premium over Tuesday's closing price of $6.0625. The proposed transaction would occur through a merger in which Envirodyne stockholders, other than Zapata, would receive $4 per share in cash and $4 per share in Zapata common stock, based on an exchange ratio to be determined. The total transaction values Envirodyne at approximately $640 million in stock and debt.

                 Zapata currently owns approximately 40.4% of Envirodyne.

                 Zapata's merger proposal is subject to the negotiation and execution of a definitive merger agreement and satisfactory refinancing of Envirodyne's debt. It would require the approval of the respective stockholders of Envirodyne and Zapata. Because of the concerns Zapata would have if it did not have representation on Envirodyne's board, Zapata's proposal also is conditioned on its slate of nominees being elected at Envirodyne's annual meeting later this week. However, as Zapata has stated in its proxy material relating to that meeting, any agreement for a business combination transaction between Envirodyne and Zapata would be subject to approval by a committee of Envirodyne's board of directors consisting entirely of persons not representatives of, or otherwise affiliated with, Zapata. The Envirodyne board approval also would need to encompass redemption of rights issued under Envirodyne's stockholder rights plan.

                 Mr. Avram A. Glazer, President and Chief Executive Officer of Zapata, stated: "The Envirodyne Board has questioned our intentions and motives in seeking to nominate three directors at the upcoming annual meeting. To address any concerns about this, we decided late yesterday to make this $8 per share merger proposal. We are willing to acquire the entire company for a handsome premium. If Envirodyne's Board is truly interested in advancing stockholders' interests, they should embrace our proposal and move quickly toward its successful completion."

Contacts:  Joseph L. von Rosenberg, III, Executive Vice President
           (713) 940-6100/Fax: (713) 940-6122